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                                                                    EXHIBIT 8.1


                 [GRAY CARY WARE & FREIDENRICH LLP LETTERHEAD]



May 25, 2001

Maxtor Corporation
500 McCarthy Boulevard
Milpitas, California 95035

Ladies and Gentlemen:

You have asked our opinion about whether the sale (the "Sale") of the shares (the "Shares") of common stock of Maxtor Corporation, a Delaware corporation ("Maxtor"), by Hynix Semiconductor America Inc., a California corporation (formerly named Hyundai Electronics America) ("HSA"), should affect the correctness of the E&Y Opinion (as defined below) with regard to U.S. federal income tax consequences. In the Sale, HSA will sell the Shares pursuant to an underwritten public offering and/or to Maxtor (and/or an affiliate of Maxtor) pursuant to a privately negotiated purchase and sale transaction.

We have acted as legal counsel to Maxtor in connection with the Sale. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto): (1) an Underwriting Agreement by and among Maxtor, HSA and Salomon Smith Barney on behalf of itself and the several underwriters named in a schedule to that Underwriting Agreement and/or an Option to Purchase Shares of Stock by and between Maxtor (and/or an affiliate of Maxtor) and HSA (individually or collectively, as the case may be, the "Sale Agreement"); (2) representations and warranties made to us by Maxtor and HSA in certain tax representation letters (the "Tax Representation Letters"); (3) the facts, statements, descriptions and representations set forth in the registration statement on Form S-3 of a prospectus related to the proposed sale of shares by HSA (the "Registration Statement"); (4) the instruments and documents referred to in the opinion letter dated October 3, 2000 from Ernst & Young LLP ("E&Y") to Quantum Corporation, a Delaware corporation ("Quantum"), as supplemented on November 27, 2000 and March 21, 2001 and confirmed by its reissuance on April 2, 2001 (the "E&Y Opinion"); and (5) such other instruments and documents related to the capitalization and operation of Maxtor or to the consummation of the Sale and the transactions contemplated thereby as we have deemed necessary or appropriate.

All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

Factual Background

Until April 2, 2001 (the "Closing Date"), Quantum operated directly, and indirectly through its wholly-owned subsidiaries, two distinct lines of businesses, the hard disk drive business (the "HDD Businesses") and the digital linear tape and storage solutions business (the "DSS Businesses"). Effective as of the close of business on August 3, 1999, Quantum implemented a tracking stock capital structure consisting of HDD common stock ("HDD Stock") which tracked the performance of


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May 25, 2001
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the HDD Businesses and DSS common stock ("DSS Stock") which tracked the performance of the DSS Businesses. Quantum has never been related to Maxtor or HSA. Prior to the Closing Date, Quantum formed Insula Corporation, a Delaware corporation ("Controlled"). On or before the Closing Date, Quantum contributed all of the HDD Businesses' assets to Controlled and Controlled contractually assumed the responsibility for the payment and discharge of the liabilities related to the HDD Businesses. On the Closing Date, Quantum distributed all of the outstanding stock of Controlled pro rata to the holders of HDD Stock ("HDD Shareholders") in exchange for all of the outstanding HDD Stock (the "Distribution"). On the Closing Date, following the Distribution, Controlled merged into Maxtor in a merger transaction qualifying as a reorganization under
Section 368(a)(1) of the Code (the "Merger"). Immediately after the effective time of the Merger, the HDD Shareholders owned Maxtor common stock possessing more than fifty percent (50%) of the total combined voting power of all classes of Maxtor stock entitled to vote and stock possessing more than fifty percent (50%) of the total value of all classes of Maxtor stock. The Distribution and the Merger are more fully described in the E&Y Opinion and the instruments and documents referred to therein.

HSA has owned all the Shares since at least January 1996. HSA never owned any shares of HDD Stock. The Shares constitute approximately 11.9% of the Maxtor shares outstanding.

In connection with the Distribution, E&Y delivered the E&Y Opinion covering certain tax consequences of the Distribution and certain related transactions.

Legal Discussion

Section 355(a) provides that where a corporation distributes to its shareholders all of the stock of a corporation which it controls immediately before the distribution, the active trade or business requirements of Section 355(b) are met and the transaction is not used principally as a device to distribute earnings and profits, no gain or loss will be recognized to (and no amount will be includable in the income of) such shareholders on the receipt of such stock. The E&Y Opinion concludes that no gain or loss should be recognized to (and no amount should be includable in the income of) the HDD Shareholders upon their receipt of the Controlled Stock in exchange for their shares of HDD Stock pursuant to the Distribution pursuant to Section 355(a).

Section 368(a)(1)(D) provides in pertinent part that a "reorganization" means a transfer by a corporation of a part of its assets to another corporation if immediately after the transfer the transferor, or one or more of its shareholders (including persons who were shareholders immediately before the transfer), or any combination thereof, is in control of the corporation to which the assets are transferred; but only if, in pursuance of the plan, stock or securities of the corporation to which the assets are transferred are distributed in a transaction that qualifies under Section 355. The E&Y Opinion concludes that the transfer by Quantum to Controlled of its property relating to the HDD Businesses in exchange for the issuance to Quantum of the stock of Controlled and Controlled's assumption of liabilities related to the HDD Businesses, followed by the Distribution by Quantum of all of the stock of Controlled to the HDD Shareholders in exchange for their shares of HDD Stock, should qualify as a reorganization within the meaning of Section 368(a)(1)(D) and that Quantum and Controlled should each be "a party to the reorganization" within the meaning of Section 368(b).



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Section 361(c) provides that, in general, no gain or loss will be recognized by a corporation that is a party to a reorganization on the distribution to its shareholders of property in pursuance of the plan of reorganization. The E&Y Opinion concludes that no gain or loss should be recognized by Quantum upon the Distribution of all of the stock of Controlled to the HDD Shareholders pursuant to Section 361(c).

Section 355(e) provides that gain will be recognized to a distributing corporation as if the distributed property were sold to the distributee at its fair market value if the distribution is part of a plan (or series of related transactions) pursuant to which 1 or more persons acquire directly or indirectly stock representing a 50-percent or greater interest in the distributing corporation or any controlled corporation. The E&Y Opinion concludes that the acquisition of Controlled by Maxtor should not result in recognition of gain to Quantum by reason of Section 355(e) and that certain enumerated transactions in HDD Stock and in Maxtor shares after the Merger should not be treated as acquisitions pursuant to a plan (or series of related transactions) for purposes of Section 355(e).

The Sale raises the question of whether the Sale would affect the applicability of Section 355(a) or Section 361(c) and hence the correctness of the E&Y Opinion. The aspects of Section 355 that might be affected by the Sale are (i) the "continuity of interest" requirement of Treasury Regulation Section 1.355-2(c), (ii) the "device" restriction of Section 355(a)(1)(B) and Treasury Regulation Section 1.355-2(d) and (iii) the applicability of Section 355(e).

Continuity of Interest Requirement

Treasury Regulation Section 1.355-2(c) provides in pertinent part as follows:

                (c) Continuity of interest requirement -- (1) Requirement.
                Section 355 applies to a separation that affects only a readjustment of continuing interests in the property of the distributing and controlled corporations. In this regard Section 355 requires that one or more persons who, directly or indirectly, were the owners of the enterprise prior to the distribution or exchange own, in the aggregate, an amount of stock establishing a continuity of interest in each of the modified corporate forms in which the enterprise is conducted after the separation. This continuity of interest requirement is independent of the other requirements under Section 355.

The continuity of interest requirement set forth in Treasury Regulation Section 1.355-2(c) by its terms applies to persons who were the owners of the enterprise prior to the distribution. The satisfaction of this requirement could be jeopardized by certain post-distribution sales of shares by such persons. In this case, the relevant shareholders are the HDD Shareholders. The continuity of interest requirement simply should not apply to HSA as a historic Maxtor shareholder who was never an HDD Shareholder.

Device Restriction

Treasury Regulation Section 1.355-2(d) provides in pertinent part as follows:


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                (d) Device for distribution of earnings and profits -- (1) In general. Section 355 does not apply to a transaction used principally as a device for the distribution of the earnings and the profits of the distributing corporation, the controlled corporation, or both (a "device"). Section 355 recognizes that a tax-free distribution of the stock of a controlled corporation presents a potential for tax avoidance by facilitating the avoidance of the dividend provisions of the Code to the subsequent sale or exchange of stock of one corporation and the retention of the stock of another corporation. . . .

                (2) . . . . (iii) Subsequent sale or exchange of stock -- (a) In general. A sale or exchange of stock of the distributing or the controlled corporation after the distribution . . . . is
                evidence of device.

A device restriction issue under Section 355 thus might be raised by a post-Distribution sale of stock of Controlled or of its successor Maxtor. However, such a sale should only raise a device restriction issue if it is by a pre-Distribution shareholder of Controlled (i.e., an HDD Shareholder). Ginsburg and Levin, Mergers, Acquisitions, and Buyouts (Panel Publishers, November 2000 ed.), Paragraphs 1010.1.1 and 1011.2. Since HSA was never an HDD Shareholder, such issue should not arise.

Applicability of Section 355(e)

The Joint Committee on Taxation's General Explanation of Tax Legislation Enacted in 1997 (Blue Book) provides in pertinent part as follows with regard to the enactment of Section 355(e):

                The Congress believed that Section 355 was intended to permit the tax-free division of existing business arrangements among existing shareholders. In cases in which it is intended that new shareholders will acquire ownership of a business in connection with a spin-off, the transaction more closely resembles a corporate level disposition of the portion of the business that is acquired.

By its terms, Section 355(e) deals with acquisitions of stock or securities pursuant to which 1 or more persons acquire stock representing a 50-percent or greater interest in the distributing corporation or any controlled corporation. As indicated by the Joint Committee explanation above, Section 355(e) is clearly directed toward acquisitions of stock from the pre-distribution shareholders of the distributing corporation (in this case, HDD Shareholders) that might be part of a plan pursuant to which the 50-percent or greater test might be met. HSA was never an HDD Shareholder. Accordingly, while the Sale would represent an acquisition from HSA under Section 355(e), it simply should not be an acquisition that counts toward the test of whether a 50-percent or greater interest in the distributing corporation or any controlled corporation has been met. Proposed Treasury Regulation Section 1.355-7 (the "Proposed 355(e) Regulation") deals with the definition of a plan as to acquisitions that do count toward the 50-percent or greater interest test. The Proposed 355(e) Regulation should not apply to the Sale and is not inconsistent with the rationale or conclusion set forth in this opinion.



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Assumptions

In connection with rendering this opinion, we have assumed (and are relying thereon, without any independent investigation or review thereof):

        1. the truth and accuracy, as of the date hereof and at the time of the closing of the Sale, of the statements, covenants, representations and warranties contained in the Sale Agreement, the Tax Representation Letters, the Registration Statement and other documents related to Maxtor and HSA as we have deemed necessary or appropriate for purposes of issuing this opinion;

        2. consummation of the Sale in accordance with the Sale Agreement, without any waiver, breach or amendment of any material provisions of the Sale Agreement, and the performance of all covenants contained in the Sale Agreement and the Tax Representation Letters without waiver or breach of any material provisions thereof;

        3. the accuracy, without qualification, of any representation or statement made "to the knowledge of" or similarly qualified, and as to all matters in which a person or entity is making a representation that such person or entity is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement inconsistent with such representation, there is no such plan, intention, understanding, or agreement inconsistent with such representation;

        4. the accuracy of the statements in the Factual Background portion of this opinion;

        5. the authenticity of original documents (including signatures), conformity to the originals of documents submitted to us as copies, and due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof; and

        6. the correctness of the E&Y Opinion.

Conclusion

Based on the foregoing items and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Sale should not affect the correctness of the E&Y Opinion with regard to U.S. federal income tax consequences.

This opinion addresses only the matter described above related to the Sale. No opinion is expressed as to any other matter, including any other tax consequences of the Sale or any other transaction (including any transaction undertaken in connection with the Sale) under any foreign, federal, state or local tax law. In particular, while we have assumed the correctness of the E&Y Opinion for purposes of this opinion, we do not hereby express any opinion as to the correctness of the E&Y Opinion (or any portion thereof) or, except as expressly set forth herein, as to the tax consequences of any of the transactions that are the subject of the E&Y Opinion.

No opinion is expressed as to any transaction other than the Sale as described in the Sale Agreement or to any transaction whatsoever, including the Sale, if any of the transactions described in the Sale Agreement are not consummated in accordance with the terms of the Sale Agreement and without waiver or breach of any material provision thereof or if any of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, covenants, representations, warranties or


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assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

In particular, we note that Section 355(e) is a recent addition to the Code and that there are currently no controlling regulations, rulings or cases under that subsection of the Code with regard to the opinion expressed herein.

This opinion has been delivered to you only for the purpose of Maxtor's procuring insurance that covers the Sale. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent, however, to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

GRAY CARY WARE & FREIDENRICH LLP